Exhibit 99.1

BOULDER Zayo Group ANNOUNCES COMPLETION OF TERM LOAN REPRICING

$361 Million Tranche Made Fungible With Existing Term Loan B-1

BOULDER, Colo. – July 22, 2016 – Zayo Group, LLC (“Zayo”), a subsidiary of Zayo Group Holdings, Inc. (NYSE: ZAYO), the global leader in Communications Infrastructure, announced today it has successfully completed the repricing of its $361 million term loan tranche under its existing credit agreement.

The $361 million term loan tranche was repriced at par and will bear interest at a rate of LIBOR plus 2.75 percent, with a minimum LIBOR rate of 1.00 percent. The facility will be made fungible with the existing term loan B-1 tranche.

About Zayo Group

Zayo Group Holdings, Inc. (NYSE: ZAYO) provides communications infrastructure services, including fiber and bandwidth connectivity, colocation and cloud services to the world’s leading businesses. Customers include wireless and wireline carriers, media and content companies and finance, healthcare and other large enterprises. Zayo’s 112,000-mile network in North America and Europe includes extensive metro connectivity to thousands of buildings and data centers. In addition to high-capacity dark fiber, wavelength, Ethernet and other connectivity solutions, Zayo offers colocation and cloud services in its carrier-neutral data centers. Zayo provides clients with flexible, customized solutions and self-service through Tranzact, an innovative online platform for managing and purchasing bandwidth and services. For more information, visit zayo.com.

For further information:

Media: Shannon Paulk, Corporate Communications
303-577-5897
press@zayo.com

Investors: Brad Korch, Investor Relations
720-306-7556
IR@zayo.com